Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mogo Inc.

We consent to the use of our report dated March 20, 2024, with respect to the consolidated financial statements of Mogo Inc. (the “Entity”), which comprise the consolidated statements of financial position as of December 31, 2023 and December 31, 2022, the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements), which report is included in the Annual Report on Form 20-F of Mogo Inc. for the fiscal year ended December 31, 2023.

We also consent to the incorporation by reference in the registration statement (No. 333-225733) on Form S-8 and registration statement (No. 333-254791) on Form F-10 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

April 30, 2024